UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act 1934

Date of Report (Date of earliest event reported)
February 9, 2011

The Estée Lauder Companies Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-14064	11-2408943
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

767 Fifth Avenue, New York, New York	10153
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code
212-572-4200

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 9, 2011, The Estée Lauder Companies Inc. (the “Company”) entered into a new employment agreement with Fabrizio Freda, President and Chief Executive Officer of the Company.  The new agreement will be effective as of July 1, 2011.  His current employment agreement expires on June 30, 2011.

Under the new employment agreement, Mr. Freda will be an employee-at-will and continue as President and Chief Executive Officer until he leaves the Company or his employment is otherwise terminated.  The agreement provides for a base salary to be set by the Compensation Committee.  For the fiscal year ending June 30, 2012 (“fiscal 2012”), his base salary shall be $1,750,000.  His bonus opportunities and equity grants shall be determined by the Compensation Committee or Stock Plan Subcommittee.  For fiscal 2012, his aggregate bonus opportunities at target are $3,250,000.    In addition, the Company agreed to recommend to the Stock Plan Subcommittee annual stock-based awards under the Company’s Amended and Restated Fiscal 2002 Share Incentive Plan with a value equivalent at the time of grant of no less than $5 million with such value determined in accordance with procedures generally utilized by the Company for its financial reporting at the time of grant; provided however, at  no time shall an annual grant exceed or be in respect of more than 500,000 shares of Class A Common Stock at target performance (provided that above-target performance payouts on performance-based awards shall not be subject to that limitation). The additional benefits to be provided to Mr. Freda, including the supplemental deferral to be made on his behalf, and payments and benefits upon termination of employment are substantially the same as those described in the Company’s proxy statement, dated September 24, 2010, under “Executive Compensation – Employment Agreements” and “-- Potential Payments Upon Termination of Employment or Change in Control.”  Benefits provided to Mr. Freda under the agreement may be modified by the Compensation Committee at any time other than in contemplation of a “Change of Control” (as defined in the agreement) or after a Change of Control.  Any such modification shall not be effective until at least two years after such modification is approved by the Compensation Committee.

In connection with the new agreement, the Stock Plan Subcommittee granted to Mr. Freda a market share unit (“MSU”) payable in shares of the Company’s Class A Common Stock.   Such MSU will be paid out depending upon performance of the Class A Common Stock on the New York Stock Exchange during the 20 trading days ending June 30, 2014.    If the average closing stock price per share of the Class A Common Stock during that period (the “Average Price”) equals or exceeds $150.00 per share, then Mr. Freda will receive 160,000 shares of Class A Common Stock.    If the Average Price is less than $150.00 per share and equal to or greater than $37.50 per share, then Mr. Freda will receive that number of shares equal to 160,000 times the Average Price divided by $150.00.  Mr. Freda will receive no shares if the Average Price is less than $37.50 per share.  If the Average Price equals $92.92, which is the closing price per share on the date of grant, then, assuming all other conditions are met, Mr. Freda would receive 99,915 shares of Class A Common Stock.  If Mr. Freda resigns or is terminated for cause prior to June 30, 2014, he will receive no shares.  If Mr. Freda dies or becomes disabled prior to June 30, 2014 or is terminated without cause after February 9, 2012 and prior to June 30, 2014, then the number of shares to be paid out will be multiplied by a fraction, the numerator of which will be the number of completed months of services starting with July 2010 and the denominator of which shall be 48.  The MSU will vest and be paid out upon a “change in control,” with performance being determined by the consideration per share to be received by the holders of the Company’s Class A Common Stock.  Dividend equivalents will be paid out in cash in connection with the shares that are earned by Mr. Freda.  Shares and cash paid out pursuant to the MSU are subject to applicable tax withholding requirements.

The above summary of the material terms of the agreement is qualified by reference to the text of the agreement which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

ITEM 9.01 Financial Statements and Exhibits.

(a) Not Applicable

(b) Not Applicable.

(c) Not Applicable.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement with Fabrizio Freda, dated as of February 9, 2011, and effective as of July 1, 2011.*
10.2	Form of Market Share Unit Agreement.*

* Exhibit is a management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ESTĒE LAUDER COMPANIES INC.

Date: February 11, 2011	By:	/s/ Spencer G. Smul
Spencer G. Smul Senior Vice President, Deputy General Counsel and Secretary

THE ESTEE LAUDER COMPANIES INC.

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement with Fabrizio Freda, dated as of February 9, 2011, and effective as of July 1, 2011.*
10.2	Form of Market Share Unit Agreement.*

* Exhibit is a management contract or compensatory plan or arrangement.

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